UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2007 (August 17, 2007)

Dividend Capital Total Realty Trust Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	333-125338	30-0309068
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

518 Seventeenth Street, 17th Floor, Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

As disclosed in Item 2.03 in our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 1, 2006 (the “Original 8-K”), on October 26, 2006, the Company’s wholly-owned subsidiaries, DCTRT Securities Holdco LLC and TRT Lending LLC, entered into a master repurchase agreement (the “REPO Facility”) with JPMorgan Chase Bank, N.A. for an amount of $200 million. In addition, the Company and Dividend Capital Total Realty Operating Partnership LP, the Company’s operating partnership, entered into a guarantee agreement (the “Guarantee Agreement”) with JPMorgan Chase Bank, N.A. on October 26, 2006 in connection with the entering into of the REPO Facility.  The descriptions of the REPO Facility and the Guarantee Agreement included in the Original 8-K are incorporated herein by reference.

Borrowings outstanding were approximately $5.0 million under the REPO Facility at June 30, 2007, and were secured by certain investments in real estate securities and debt related investments. As of June 30, 2007, the carrying values of the real estate securities and debt related investments pledged as collateral under the REPO Facility were approximately $2.9 million and $8.3 million, respectively.  Subsequent to June 30, 2007, approximately $3.2 million in borrowings under the REPO Facility were repaid, in connection with a borrower’s full repayment of a mortgage loan in which we had a senior participating interest.  On August 13, 2007, we gave notice to JP Morgan Chase Bank, N.A. of our intent to repay approximately $1.8 million in remaining outstanding borrowings under the REPO Facility, which we repaid on August 15, 2007.

On August 17, 2007, the Company terminated the REPO Facility and the Guarantee Agreement with JPMorgan Chase Bank, N.A. The Company did not incur any penalties in terminating the REPO Facility and the Guarantee Agreement.

Item 9.01    Financial Statements and Exhibits

(d)           Exhibits:

                    Exhibit 10.1— Termination of Master Repurchase Facility Letter Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dividend Capital Total Realty Trust Inc.
(Registrant)

Date: August 23, 2007	By:	/s/ SONYA J. ROSENBACH
	Name:	Sonya J. Rosenbach
	Title:	Chief Accounting Officer and Treasurer